Exhibit 1.9

For Immediate Release 444	For More Information 444
Nov. 15, 2005	CDC Corporation

Lester Wong + 852.2893.8200 lester.wong@cdccorporation.net

Articulate Communications Inc.

Sarah Yeaney

212.255.0080, ext. 35
syeaney@articulatepr.com

Origin Seed Selects CDC Software’s Enterprise Software Solution

to Streamline Operations and Increase Customer Satisfaction

Leading Biotechnology and Agricultural Corn Seed Producer Based Choice on
CDC Software’s Ability to Address Unique Industry Needs

Hong Kong, October Nov. 15, 2005 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), a leading integrated enterprise software and mobile applications company, today announced that Origin Seed, a leading biotechnology company and producer of agricultural corn seed in China, selected CDC Software’s enterprise software solutions to help streamline operations, boost the company’s productivity and better meet customer demands.

Founded in 1997, Origin Seed specializes in the research, development, production, sale and distribution of agricultural crop seeds. With more than 480 employees in 10 locations and poised for continued growth, Origin Seed searched for an enterprise solution that could meet the industry-specific needs of the company and easily integrate into Origin Seed’s current operations with minimal customizations, while promoting closer business relations with its suppliers and customers.

“We evaluated a number of leading solutions and found in CDC Software a unique depth of experience in our industry and an unwavering commitment to understanding our needs,” said Dr. Yasheng Yang, president of Origin Seed. “This dedication, accompanied with CDC Software’s ability to quickly integrate solutions across various enterprise processes, won us over. With our mutual dedication to growth and innovation, this implementation will help our company realize its short- and long-term business objectives.”

Origin Seed will implement CDC Software’s Enterprise Resource Planning, Customer Relationship Management, Human Resources, Financial Management and Business Intelligence applications. Having kicked off a phased implementation approach in March 2005, Origin Seed will integrate these solutions with its current applications, requiring only minimal customizations. As a result of the software’s tight fit to industry requirements, Origin Seed expects to have the solution quickly running at a manageable cost.

“CDC Software recognizes Origin Seed’s accomplishments in the industry as a leading producer of agricultural products throughout China,” said J. Patrick Tinley, chief executive officer of CDC Software. “By leveraging CDC Software’s comprehensive portfolio of software solutions for integrating complex critical business processes, Origin Seed will benefit from more efficient and streamlined operations, resulting in greater staff and business productivity and increased customer satisfaction.”

About Origin Seed
Founded in 1997, Origin Seed is an established leader in China’s biotechnology industry committed to offering local farmers with newer varieties of seeds to make them more productive and profitable. Origin Seed specializes in the research, development, production, sale and distribution of agricultural crop seeds. With more than 480 employees in 10 locations across China, including LinZe, ChengDu, ChangChun, HeNan, BaoDing, ShenYang, ShenYang KunMing, Xi’An, ZhengZhou and XuZhou, the company has been selling products to farmers through a network of more than 1,000 distributors across China for more than eight years.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

About CDC Software
CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, results achieved by Origin Seed based on the utilizations of the company’s software products, to enable more streamlined operations, greater staff and business productivity, and increased customer satisfaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including the following: (a) the need to integrate and deploy applications to meet Origin Seed’s requirements; (b) the possibility of development or deployment difficulties or delays; and (c) the ability of staff to utilize the enterprise software to achieve Origin Seed’s expectations. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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